UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Kadant Inc.

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One Technology Park Drive

Westford, MA 01886

April 12, 2007

Dear Stockholder:

I am pleased to invite you to attend the 2007 annual meeting of stockholders of Kadant Inc. The meeting will be held on Thursday, May 24, 2007, at 2:30 p.m. at the Boston Marriott Burlington located at One Mall Road, Burlington, Massachusetts. Details regarding the business to be conducted at the meeting are described in the enclosed notice of the meeting and proxy statement.

This mailing also includes our 2006 annual report to stockholders, which contains information about our businesses and our 2006 financial statements, a proxy card for you to record your vote and a return, postage-paid envelope for your proxy card.

Your vote is very important. Whether or not you plan to attend the meeting in person, I hope you will vote as soon as possible. Please register your vote by completing and signing the enclosed proxy card and returning it to our transfer agent, American Stock Transfer & Trust Company, in the addressed, postage-paid envelope we have provided.

Thank you for your support and continued interest in Kadant.

Sincerely,

WILLIAM A. RAINVILLE Chairman and Chief Executive Officer

One Technology Park Drive

Westford, MA 01886

April 12, 2007

To Stockholders of

KADANT INC.

NOTICE OF ANNUAL MEETING

The 2007 annual meeting of stockholders of Kadant Inc. will be held on Thursday, May 24, 2007, at 2:30 p.m. at the Boston Marriott Burlington located at One Mall Road, Burlington, Massachusetts. The purpose of the meeting is to consider and take action upon the following matters:

1.	Election of one director, constituting the entire class of directors to be elected for a three-year term expiring in the year 2010.

2.	Approval of our company’s cash incentive plan.

3.	Such other business as may properly be brought before the meeting and any adjournment of the meeting.

The record date for the determination of the stockholders entitled to receive notice of and to vote at the meeting is April 9, 2007. Our stock transfer books will remain open.

Our bylaws require that the holders of a majority of the shares of our common stock, issued and outstanding and entitled to vote at the meeting, be present in person or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. Accordingly, it is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you plan to attend the meeting in person, please promptly sign and return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

This notice, the proxy and proxy statement are sent to you by order of our board of directors.

SANDRA L. LAMBERT

Vice President, General Counsel and Secretary

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Kadant Inc. for use at our 2007 annual meeting of stockholders to be held on Thursday, May 24, 2007, at 2:30 p.m. at the Boston Marriott Burlington, One Mall Road, Burlington, Massachusetts, and at any adjournment of that meeting. The mailing address of our executive office is One Technology Park Drive, Westford, Massachusetts 01886. The notice of annual meeting, this proxy statement and the enclosed proxy are being first furnished to our stockholders on or about April 16, 2007.

VOTING PROCEDURES

Our board of directors intends to present to the meeting the nomination of one individual for election to the class of directors whose three-year term will expire in 2010 and the approval of the company’s cash incentive plan.

The holders of a majority of the shares of our common stock, $.01 par value per share, that are issued and outstanding and entitled to vote at the meeting constitute a quorum for the transaction of business at the meeting. Shares present in person or represented by proxy (including broker non-votes and shares that abstain, withhold votes or do not vote on one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the meeting. A broker non-vote occurs when a broker or representative does not vote on a particular matter because it either does not have discretionary voting authority on that matter or it does not exercise its discretionary voting authority on that matter.

Each share of common stock you hold is entitled to one vote for or against a proposal. Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the listed nominee for director, for approval of the company’s cash incentive plan and as the individuals named as proxy holders on the proxy deem advisable on all other matters that may properly come before the meeting.

If you hold your shares in “street name” through a broker, bank or other representative, generally the broker or other representative may only vote the shares that it holds for you in accordance with your instructions. However, if the broker or other representative has not timely received your instructions, it may vote on certain matters for which it has discretionary voting authority.

The election of directors is determined by a plurality of the votes cast in person or by proxy by the stockholders entitled to vote on the election of directors. An instruction to withhold authority to vote for a nominee for director and broker non-votes will have no effect upon the outcome of the vote on the election of directors.

Approval of the proposal to approve our cash incentive plan requires a majority of the votes cast by the holders of the shares present or represented by proxy and voting on such matter. Under our bylaws, absentions and broker non-votes will have no effect on the determination of whether stockholders have approved the plan.

Once you have returned your proxy, you may revoke it at any time before the shares are voted at the meeting by written notice received by our corporate secretary before the meeting, by executing and returning a new proxy bearing a later date or by voting in person at the meeting. Attendance at the meeting without voting will not revoke a previously submitted proxy.

When more than one stockholder share the same address, we may deliver only one annual report and one proxy statement to that address. Similarly, beneficial owners with the same address who hold their shares in street name through a broker, bank or other representative may have elected to receive only one copy of these documents at that address. We will promptly send a separate copy of either document to you if you request one by writing or calling us at Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886 (telephone: 978-776-2000). If you are receiving multiple copies and would like to receive only one copy for your household in the future, you should contact your broker, bank or other representative if you hold shares in street name, or contact our transfer agent, American Stock Transfer & Trust Company, Shareholder Services Department, 59 Maiden Lane, New York, New York 10038 (telephone: 718-921-8200) if you hold shares in your own name.

Our outstanding capital stock entitled to vote at the meeting (which excludes shares held in our treasury) as of April 9, 2007, consisted of 13,911,711 shares of our common stock. Only stockholders of record at the close of business on April 9, 2007, will be entitled to vote at the meeting. Each share is entitled to one vote.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes of directors serving staggered three-year terms, with each class being as nearly equal in number as possible. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.

Our board of directors has nominated Mr. William A. Rainville for election as a director for the three-year term expiring in 2010. Mr. Rainville is currently the chairman of our board of directors and our chief executive officer. If Mr. Rainville becomes unavailable, the persons acting under the proxy may vote the proxy for the election of a substitute nominee to be designated by our board of directors. We do not expect that Mr. Rainville will be unable to serve. Directors serve until the expiration of their terms, until their successors have been elected and qualified or until their earlier resignation, death or removal.

Our board of directors believes that the election of Mr. Rainville as a director is in the best interests of our company and our stockholders and recommends a vote “FOR” his election.

Information regarding the business experience of each of our directors is provided below. Information on the stock ownership of our directors is provided in this proxy statement under the heading “Stock Ownership.”

Nominee for Director for the Three-Year Term That Will Expire in 2010

William A. Rainville	Mr. Rainville, 65, has been our president and chief executive officer since our incorporation in 1991, a member of our board of directors since 1992, and chairman of our board of directors since August 2001. Mr. Rainville was chief operating officer, recycling and resource recovery, of Thermo Electron Corporation (now named Thermo Fisher Scientific Inc.), a manufacturer of high-tech instrumentation, from 1998 until our spinoff from Thermo in August 2001. He was also a senior vice president of Thermo from 1993 to 1998. Mr. Rainville joined Thermo in 1972 and became a vice president in 1986. Prior to joining Thermo, he held positions at Drott Manufacturing, Paper Industry Engineering and Sterling Pulp and Paper.

Our directors listed below are not up for election this year and will continue in office for the remainder of their terms or earlier in accordance with our bylaws.

Directors Whose Term Will Expire in 2008

John M. Albertine	Dr. Albertine, 62, has been a member of our board of directors since June 2001. Dr. Albertine has been the chairman and chief executive officer of Albertine Enterprises, Inc., a consulting and merchant-banking firm, since 1990. He also has served since 2005 as a principal of JJ&B, LLC, an investment bank he founded that provides finance, public policy and legal assistance to clients; since 2004 as the executive chairman of Global Delta, LLC, a Washington, D.C.-based government contractor specializing in advanced sensor radio frequency and electro-optical technologies; and since 2001 as the managing partner and founder of High Street Capital Management, LLC, a private equity fund. Dr. Albertine served as president of the American Business Conference, founded by Arthur Levitt, Jr., from 1981 to 1986; executive director of the Congressional Joint Economic Committee under Chairman Senator Lloyd Bentsen from 1979 to 1980; and as head of a presidential committee on aviation safety under President Ronald Reagan from 1987 to 1988. Dr. Albertine is also a director of Integral Systems, Inc., a manufacturer of satellite ground systems and equipment, and a trustee and vice-chairman of the Virginia Retirement System, a public pension fund.

Thomas C. Leonard	Mr. Leonard, 52, has been a member of our board of directors since June 2005 and is the board’s designated “audit committee financial expert.” Mr. Leonard has been a vice president of CRA International, specializing in forensic accounting, since June 2006. He was previously managing director specializing in forensic accounting and dispute resolution at Huron Consulting Group LLC, a publicly traded management consulting firm, from December 2002 to May 2006. Mr. Leonard has over 25 years of experience in providing financial services to global and national organizations. Mr. Leonard was a senior partner at Arthur Andersen LLP, an independent public accounting firm, from 1987 through 2002 and served as partner-in-charge of its New England assurance and business advisory practice. Mr. Leonard is a certified public accountant.

Directors Whose Term Will Expire in 2009

John K. Allen	Dr. Allen, 54, has been a member of our board of directors since April 2002. Dr. Allen has been a partner of West Falmouth Associates, LLC, a firm specializing in strategy and organizational effectiveness, since August 2004. From 2001 to 2004, Dr. Allen was the chairman, president and chief executive officer of Lawrence R. McCoy & Co., Inc., a privately held wholesale distributor of fencing, flooring, specialty building material and industrial wood components. From 1998 to 2001, Dr. Allen was a principal of Allen Associates, a national management consulting practice. From 1994 to 1998, he was an executive with WPI Group, Inc., a manufacturer of power conversion products, hand-held terminals and computers, and related software products. Dr. Allen is also a director of WICN, a non-profit public radio station.

Francis L. McKone	Mr. McKone, 72, has been a member of our board of directors since March 1998. Mr. McKone was chairman of the board of Albany International Corp., a worldwide supplier of paper machine fabrics, from 1998 until his retirement in 2001. He also served as the chief executive officer of Albany International Corp. from 1993 to 2000 and as its president from 1984 to 1998. Mr. McKone is currently a trustee and member of the finance committee of the Rensselaer Polytechnic Institute and a member of the advisory board of the College of Engineering at the University of Massachusetts, Lowell.

PROPOSAL 2

PROPOSAL TO APPROVE THE COMPANY’S CASH INCENTIVE PLAN

The compensation committee of our board of directors has established the Kadant Inc. Cash Incentive Plan (referred to as the Plan), effective as of the beginning of the current fiscal year, and subject to stockholder approval at this meeting. Under the Plan, executive officers, officers and other key employees designated by the compensation committee may receive cash incentive compensation determined by pre-established performance goals.

The Plan has been adopted to ensure the tax deductibility of the annual bonuses (or any other short-term cash bonuses) that may be earned by our executive officers. Section 162(m) of the U.S. Internal Revenue Code (referred to as Section 162(m)) generally does not allow publicly-held companies to obtain tax deductions for compensation of more than $1 million paid in any year to any of their five most highly paid executive officers unless such payments qualify as “performance-based” compensation or are otherwise exempt from Section 162(m). For compensation to qualify as “performance-based” within the meaning of Section 162(m), the company must, among other requirements, obtain stockholder approval every five years of the material terms of the performance goals for such compensation. The material terms that the stockholders approve constitute the framework within which the compensation committee sets actual performance goals. We believe that, if the Plan is approved by our stockholders, compensation paid in accordance with the Plan will qualify as performance-based compensation under Section 162(m).

Summary of the Plan

The following is a summary of the proposed features of the Plan. A copy of the Plan is annexed to this proxy statement as Appendix A, and this summary is qualified in its entirety by reference to the Plan.

General Description of the Plan

With respect to any award under the Plan, the compensation committee:

•	selects the executive officers, officers or other key employees eligible to receive awards and determines the times at which awards are made;

•	determines the performance period applicable to the award (which may coincide with our fiscal year or be for a shorter period);

•	establishes the performance goals that must be achieved in order for awards to be paid under the Plan;

•	determines the extent to which cash payments are actually earned and amounts to be paid upon achievement of performance goals; and

•	establishes the other terms and conditions applicable to any award.

The compensation committee must establish the performance goals applicable to an award within 90 days of the first day of a performance period and before 25% of the performance period has elapsed. The performance goals established by the compensation committee may include one or more of the following: (i) earnings per share, (ii) return on average shareholders’ equity or average assets, (iii) earnings, (iv) earnings or earnings per share growth, (v) earnings before interest, taxes and amortization (EBITA), (vi) earnings before interest, taxes, depreciation and amortization (EBITDA), (vii) operating income, (viii) operating margins, (ix) division income, (x) revenues, (xi) expenses, (xii) stock price, (xiii) market share, (xiv) return on sales, assets, equity, or investment, (xv) achievement of balance sheet or income statement objectives, (xvi) cash provided from operating activities, (xvii) stock price appreciation, (xviii) shareholder return, (xix) strategic initiatives, (xx) cost control, (xxi) net operating profit after tax, (xxii) pre-tax or after-tax income, (xxiiii) cash flow, (xxiv) financial ratios contained in the company’s debt instruments, and (xxv) any other objective goals established by the compensation committee, with respect to awards not required to qualify under Section 162(m). The performance goals established by the compensation committee may take the form of absolute goals or goals relative to past performance of the company or the current or past performance of one or more other companies comparable or similarly situated to the company or of an index covering multiple companies. The performance goals may be particular to a participant, or the department, branch, line of business, subsidiary, segment or other unit in which the participant is employed or for which the participant has supervisory responsibility. To the extent not inconsistent with the qualification of an award as performance-based compensation under Section 162(m), the compensation committee may also specify that the performance goals exclude or be adjusted to reflect any one or more of (i) extraordinary items or other unusual or non-recurring items, (ii) discontinued operations, (iii) gains or losses on the dispositions of discontinued operations, (iv) cumulative effects of changes in accounting principles, (v) the write down of any asset or other impairment, (vi) the effect of foreign currency fluctuations, and (vii) charges for restructuring and rationalization programs.

Following the end of each performance period, the compensation committee determines whether the performance goals were achieved and, based upon the level of achievement, the total amount available for payout. The compensation committee, in its sole discretion, may reduce the size or eliminate the total amount payable to a participant pursuant to an award. The maximum payment to any participant in the Plan during any calendar year may not exceed $5 million. Award payments may be made to participants only upon the achievement of the applicable performance goals, although the compensation committee may waive the achievement of performance goals in the event of the death, disability, a change in control of the company or, for awards not required to comply with Section 162(m), such other events as the compensation committee may deem appropriate.

The compensation committee intends to use the Plan to pay annual incentive cash compensation to our executive officers. Currently, we have eight executive officers and they are listed in our Annual Report on Form 10-K for the fiscal year ended December 30, 2006. Although Section 162(m) only limits deductibility for compensation paid to the five most highly paid executive officers, the compensation committee intends to apply the selected performance goals to all executive officers in the event that one or more of them should become one of the five most highly compensated executive officers during the five-year period covered by the Plan.

The amounts of any awards that may be payable to eligible employees under the Plan in future years cannot currently be determined. In addition, since awards are based upon performance goals, which are tied to a specific period or year, the amounts that the eligible employees would have received for 2006 if the Plan had been in effect are also not determinable.

The Plan does not limit the ability of the compensation committee to award or pay other forms of compensation, including, but not limited to salary, bonus or other stock-based compensation, under other plans, programs or arrangements.

Amendment and Termination

The compensation committee may at any time amend or terminate the Plan, so long as the amendment or termination does not adversely affect the rights of participants in the Plan with respect to bonus awards that are outstanding, except to the extent necessary to comply with Section 409A of the Internal Revenue Code. Any amendment to the Plan must be approved by the company’s stockholders if required by Section 162(m).

Administration

The Plan will be administered by the compensation committee of our board of directors, or a committee designated by our board of directors, so long as the committee consists of at least two members, all of whom are “outside directors” within the meaning of Section 162(m). The current composition of the compensation committee consists solely of outside directors for this purpose.

The compensation committee has the full authority, in its sole discretion, to administer and interpret the Plan and to prescribe, amend and rescind rules and regulations, and to make all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of the compensation committee are conclusive, final and binding with respect to the administration of the Plan.

Certain Federal Income Tax Consequences

The following summarizes the operation of Section 162(m), but does not attempt to describe all tax consequences of the Plan. Section 162(m) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the four other most highly paid executive officers of a publicly traded corporation. Certain types of compensation, including compensation based on objectively-measured performance goals, are exempted from this limitation on deductibility. In order for compensation to qualify for the exemption, (i) it must be paid solely on account of the attainment of one or more pre-established performance goals, (ii) the performance goals must be established by a committee consisting solely of two or more outside directors, (iii) the material terms under which the compensation is to be paid, including the performance goals, must be disclosed to and approved by stockholders in a separate vote prior to payment, and (iv) prior to payment, the committee must certify that the performance goals and other material terms were in fact satisfied.

We believe that, if the Plan is approved by our stockholders, any compensation paid in accordance with the Plan will qualify as performance-based compensation and therefore be deductible by the company.

Recommendation

Our board of directors believes that the Plan is in the best interests of our company and stockholders and recommends a vote FOR approval of the Plan. Proxies solicited by our board of directors will be voted FOR the proposal unless stockholders otherwise specify to the contrary on their proxy.

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of stockholders. Our board of directors continues to review our governance practices in light of the Sarbanes-Oxley Act of 2002, rules and regulations issued by the U.S. Securities and Exchange Commission (SEC) and the corporate governance rules of the New York Stock Exchange (NYSE) contained in its listing standards. Current copies of our corporate governance guidelines, committee charters and code of business conduct and ethics are available on our web site, www.kadant.com, in the Investors section under the caption “Corporate Governance,” and may also be obtained by any stockholder free of charge by writing to us at our principal executive office located at One Technology Park Drive, Westford, Massachusetts 01886.

Director Independence

Our board of directors has determined that each of our non-employee directors, Dr. Albertine, Dr. Allen, Mr. Leonard and Mr. McKone, qualifies as an “independent director,” as defined in the listing requirements of the NYSE, on which our common stock is listed. Its findings included an affirmative determination that none of our non-employee directors has a material relationship with our company. Our board of directors established guidelines to assist it in determining whether a director has a material relationship with our company. Under these guidelines, a director is not considered to have a material relationship with our company if (1) the director is independent, as defined in the NYSE corporate governance rules, and (2) the director:

•

receives, or has a family member that receives, less than $60,000 in direct compensation from our company for services rendered, excluding director and committee fees or deferred compensation for prior service;

•

is an executive officer of another company that does business with our company, unless the annual sales to, or purchases from, our company account for more than the greater of $1 million or 2% of the annual consolidated gross revenues of the company of which the director is an executive officer;

•

is an executive officer of another company that is indebted to our company, or to which our company is indebted, unless the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company of which the director is an executive officer; or

•

is an officer, director or trustee of a charitable organization, unless our company’s discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of the organization’s total annual charitable receipts. For this purpose, the automatic matching of employee charitable contributions is not included in the amount of our company’s contributions.

In addition, ownership of a significant amount of our company’s stock, by itself, does not constitute a material relationship.

For relationships not covered by these guidelines, the determination of whether a material relationship exists is made by the other members of our board of directors who are independent.

Committees of our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by our board of directors. Current copies of the committee charters are posted on our web site, as described above.

Our board of directors has determined that the members of each committee also meet the independence guidelines applicable to each committee set forth in the listing requirements of the NYSE.

The audit committee assists our board of directors in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s performance, qualifications and independence, and the performance of our internal audit function. The committee meets regularly with management and our independent auditor to discuss the annual audit of our financial statements, the quarterly reviews of our financial statements and our quarterly and annual earnings disclosures. The current members of the audit committee are Mr. McKone (chairman), Dr. Albertine, Dr. Allen and Mr. Leonard, and their committee report is included in this proxy statement under the heading “Audit Committee Report.” Mr. Leonard has been designated by our board of directors as its “audit committee financial expert” (as defined in Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

The compensation committee reviews the performance and determines the compensation of the chief executive officer and other officers of our company, administers employee compensation, incentive compensation and incentive programs and policies, and reviews and assesses management succession planning. The current members of the compensation committee are Dr. Albertine (chairman), Mr. Leonard and Mr. McKone.

The nominating and corporate governance committee identifies and recommends to our board of directors qualified candidates for nomination as directors, develops and monitors our company’s corporate governance principles and evaluates our board’s performance. The current members of the nominating and corporate governance committee are Dr. Allen (chairman), Dr. Albertine and Mr. McKone.

Attendance at Meetings

In 2006, our board of directors met eight times, the audit committee met six times, the compensation committee met three times, and the nominating and corporate governance committee met three times. Each director attended over 75% of all meetings of our board of directors and committees on which he served that were held during 2006.

Our directors are encouraged to attend the annual meeting of stockholders, to the extent practicable. All of our directors attended the 2006 annual meeting of stockholders.

Executive Sessions and Presiding Director

Our non-employee and independent directors meet at regularly scheduled executive sessions without management. The presiding director at these sessions is rotated among the chairmen of the committees of our board of directors.

Nomination of Directors

The nominating and corporate governance committee of our board of directors identifies and evaluates director candidates and recommends to our board of directors qualified candidates for nomination as directors for election at the company’s annual meeting of stockholders or to fill vacancies on our board of directors. The process followed by the committee in fulfilling its responsibilities includes requests to board members and others for recommendations, meetings to evaluate biographical information, experience and other background material relating to potential candidates, and interviews of selected candidates.

In considering candidates, the committee applies the criteria for selection of directors adopted by our board of directors, which is set forth as an appendix to our company’s corporate governance guidelines. The committee assesses, in its judgment, the criteria possessed by the candidate, which include: integrity; business acumen, experience and judgment; knowledge of the company’s business and industry; ability to understand the interests of various constituencies of the company and to act in the interests of all stockholders; potential conflicts of interest; and contribution to diversity on our board of directors. The committee believes that the backgrounds and qualifications of our company’s directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities to assist our board of directors in fulfilling its responsibilities.

After completing its evaluation, the nominating and corporate governance committee makes a recommendation to our board of directors as to the persons who should be nominated for election to our board of directors, and our board of directors determines the nominees after considering the recommendation and report of the committee.

The nominating and corporate governance committee will consider candidates recommended by individual stockholders, if their names and credentials are provided to the committee on a timely basis for consideration prior to the annual meeting. Stockholders who wish to recommend an individual to the nominating and corporate governance committee for consideration as a potential candidate for director should submit the name, together with appropriate supporting documentation, to the committee at the following address: nominating and corporate governance committee, c/o corporate secretary, Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886. A submission will be considered timely if it is made during the timeframes disclosed in this proxy statement under “Stockholder Proposals.” The submission must be accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has owned more than 5% of our common stock for at least a year prior to the date the recommendation is made. Submissions meeting these requirements will be considered by the committee using the same process and applying substantially the same criteria as followed for candidates submitted by others. If our board of directors determines to nominate and recommend for election a stockholder-recommended candidate, then the candidate’s name will be included in our company’s proxy card for the next annual meeting of stockholders.

Stockholders also have the right under our company’s bylaws to directly nominate candidates for director, without any action or recommendation on the part of the nominating and corporate governance committee or our board of directors, by following the procedures described in this proxy statement under “Stockholder Proposals.” Candidates nominated by stockholders in accordance with these bylaw procedures will not be included in the company’s proxy card for the next annual meeting of stockholders.

Communications with Directors

Stockholders and other interested parties who wish to send written communications on any topic to our board of directors, or the presiding director of executive sessions of the non-employee and independent directors, may do so by addressing such communications to our board of directors, c/o corporate secretary, Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886. The independent members of our board of directors have approved a process directing the corporate secretary to monitor communications and to forward certain communications to our board of directors and other matters relating to ordinary business affairs to management for response, if any.

Code of Business Conduct and Ethics

Our company’s code of business conduct and ethics is applicable to all our employees, officers and directors A current copy of our code of business conduct and ethics is posted on our web site, as described above. We intend to disclose any amendments to, or waivers from, our code of business conduct and ethics on our web site at that location.

Certain Relationships and Related Party Transactions

Review and Approval of Related Person Transactions. We review relationships and transactions between our company and our directors, executive officers or their immediate family members to determine whether these individuals have a direct or indirect material interest in a transaction, based on the facts and circumstances. Such transactions are referred to the independent members of the audit committee of our board of directors to review and approve or ratify the transaction. Directors and executive officers are canvassed in writing to determine whether such related person transactions exist or are under consideration, and are required under our code of business conduct and ethics to disclose to us potential conflicts of interest with our company.

Related Party Transactions. SEC rules require us to disclose certain relationships and related party transactions our company enters into with our directors, executive officers, owners of more than 5% of the outstanding shares of our common stock, or members of their immediate families. Our company has not entered into any such disclosable relationships or transactions.

STOCK OWNERSHIP

The following table sets forth the beneficial ownership of shares of our common stock as of March 1, 2007, with respect to (i) those persons we know to beneficially own more than 5% of the outstanding shares of our common stock based on our review of filings made with the SEC, (ii) each of our directors and nominees for director, (iii) each of our currently employed executive officers named in the Summary Compensation Table under the heading “Executive Compensation” and (iv) all of our directors and current executive officers as a group. Unless otherwise indicated, the address of any person or entity listed is c/o Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner (1)	Number (2)	% of Class
Dimensional Fund Advisors LP (3)	1,191,961	8.5%
Wachovia Corporation (4)	1,108,676	7.9%
NWQ Investment Management Co LLC (5)	879,969	6.2%
John M. Albertine	37,834	*
John K. Allen	47,447	*
Edwin D. Healy	1,558	*
Thomas C. Leonard	22,500	*
Francis L. McKone	60,329	*
Thomas M. O’Brien	104,895	*
Jonathan W. Painter	67,240	*
William A. Rainville	561,086	3.9%
Edward J. Sindoni	70,933	*
All directors and current executive officers as a group (12 persons)	1,044,777	7.1%

* Less than 1%

(1)	Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the person and by that person for the benefit of minor children.

(2)	Shares beneficially owned by the following individuals or group include the following shares that could be acquired upon the exercise of stock options within 60 days of March 1, 2007: Dr. Albertine (8,334), Dr. Allen (16,667), Mr. McKone (25,000), Mr. O’Brien (90,000), Mr. Painter (50,512), Mr. Rainville (446,000), Mr. Sindoni (50,000) and all directors and current executive officers as a group (731,032). Shares beneficially owned by the following individuals include the following shares of restricted stock that may not be sold or transferred until future vesting dates: Dr. Albertine (19,500), Dr. Allen (20,475), Mr. Leonard (12,500) and Mr. McKone (22,500). Shares beneficially owned by Dr. Albertine, Dr. Allen, Mr. Leonard and Mr. McKone also include 10,000 shares each of restricted common stock that vest only in the event of a change in control of the company that occurs or is approved prior to March 28, 2008. Shares beneficially owned by Mr. McKone include 2,568 shares allocated to his account maintained under our deferred compensation plan for directors, which was discontinued in 2002. Shares beneficially owned by Mr. Painter include three shares held in a custodial account for the benefit of a minor child.

(3)

The address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional Fund Advisors LP is a registered investment advisor that furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (the “Dimensional Funds”). In its roles as investment advisor or manager, Dimensional Fund Advisors LP possesses investment and/or voting power over our shares, which are owned by the Dimensional Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares. The information about Dimensional Fund Advisors LP is based on an amendment to its Schedule 13G filed with the SEC on February 9, 2007, and is as of December 31, 2006.

(4)	The address of Wachovia Corporation is One Wachovia Center, Charlotte, North Carolina 28288-0137. Wachovia Corporation has filed as the parent holding company of Wachovia Securities, LLC, Evergreen Investment Management Company, Calibre Advisory Services, Inc. and Wachovia Bank, N.A. Wachovia Securities, LLC, Evergreen Investment Management Company and Calibre Advisory Services, Inc. are investment advisors for mutual funds and/or other clients, which entities are the beneficial owners of our shares. Wachovia Bank, N.A. holds our shares in a fiduciary capacity for its customers. The information about Wachovia Corporation is based on an amendment to its Schedule 13G filed with the SEC on February 6, 2007, and is as of December 31, 2006.

(5)

The address of NWQ Investment Management Co LLC is 2049 Century Park East, 4th Floor, Los Angeles, California 90067. The reported shares are beneficially owned by clients of NWQ Investment Management Co LLC and may include registered investment companies and/or employee benefit plans, pensions, charitable funds or other institutional and high net worth clients. The information about NWQ Investment Management Co LLC is based on a Schedule 13G filed with the SEC on February 13, 2007, and is as of December 31, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC initial reports of ownership and periodic reports of changes in ownership of our securities. Based upon a review of these filings, all Section 16(a) filing requirements applicable to such persons were complied with during 2006 on a timely basis, except as follows. The Forms 4 reporting the award of 2,500 shares of restricted stock to each of our non-employee directors on May 25, 2006 (Dr. Albertine, Dr. Allen, Mr. Leonard and Mr. McKone) were filed late by 16 business days, on June 19, 2006.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objectives

Our compensation policies are designed to reward and motivate executives to achieve long-term value for our stockholders by meeting our business objectives, and to attract and retain dedicated, talented individuals. We believe that an executive compensation program designed and administered with a clear and strong link to our business strategy, long-term goals, and value creation for our stockholders, will accomplish these objectives.

Determining Compensation

The compensation committee of our board of directors has primary responsibility for developing and evaluating the executive compensation for the named executive officers of our company included in the Summary Compensation Table below under “Executive Compensation.” In making compensation decisions, our compensation committee reviews the company’s performance and evaluates each executive’s performance during the year, taking into consideration performance goals, leadership qualities, scope of responsibilities, career experience and long-term potential.

Our compensation committee uses its judgment in making compensation decisions. It also relies on a compensation consultant to assess the competitiveness and design of our executive compensation program and to advise it on the appropriate range of compensation for our named executive officers. Currently, TowersPerrin serves as our compensation consultant. TowersPerrin provides annual market data and other specific information on executive compensation and periodically meets with our compensation committee and management to discuss specific compensation data and compensation trends. To ensure that compensation levels are reasonably competitive with market rates, our compensation consultant conducts a survey of executive compensation that uses (1) published executive compensation survey information from its own and other proprietary databases and (2) executive compensation from proxy statements of specified companies. The companies we survey include paper and forest product companies and certain technology companies based in Massachusetts with whom we could potentially compete for executive talent. In 2006, this group consisted of the following companies:

Abitibi-Consolidated Inc.	MeadWestvaco Corporation	Stora Enso OY J
Albany International Corporation	Millenium Pharmaceuticals Inc.	Temple-Inland Inc.
Avid Technology Inc.	Neenah Paper Inc.	Thermo Fisher Scientific Inc.
Bowater Inc.	Packaging Corporation of America	UPM-Kymmene Corporation
Caraustar Industries Inc. Charles River Laboratories International Inc. CIRCOR International Inc. Domtar Inc. International Paper Company Louisiana-Pacific Corporation	Parametic Technology Corporation Plum Creek Timber Company Inc. Pope & Talbot Inc. Potlatch Corporation Rock-Tenn Company Smurfit-Stone Container Corporation	Varian Semiconductor Equipment Associates Inc. Watts Water Technologies Inc. Wausau Paper Corporation Weyerhaeuser Company Xerium Technologies Inc.

Our compensation committee is responsible for evaluating the performance of our chief executive officer and determining his compensation in light of the goals and objectives of our compensation program. It also oversees the design, development and implementation of the executive compensation program for all executive officers. Our compensation committee assesses the performance of our other named executive officers and determines their compensation, based on initial recommendations from the chief executive officer. The other named executive officers do not play a role in their own compensation determinations, and our compensation committee delegates to the chief executive officer the responsibility to communicate its compensation decisions and assessment of performance to the other named executive officers.

Components of Executive Compensation

Our compensation program meets our executive compensation objectives by using the following elements:

•	annual cash compensation, consisting of base salary and cash incentive compensation;

•	equity incentive compensation; and

•	other elements of compensation, including retirement and 401(k) plans, health and welfare benefits and change in control agreements.

The combination of these elements reward performance, through an assessment of individual performance and company financial measures, align the interests of management with our stockholders, and assist in the retention of our executives. The majority of the compensation for our named executive officers is in the form of performance-based pay, consisting of the cash incentive and equity incentive compensation elements of our compensation program.

Annual Cash Compensation

Base Salary. Base salaries are determined by considering the executive’s job responsibilities and competitive compensation rates for executives with similar roles in the marketplace. Base salaries are reviewed and adjusted annually based on a variety of factors, including general or regional economic conditions, cost of living changes, executive performance and changes in market rates of pay for comparable executives. We target our base salaries at the 50th percentile based on the companies in our survey results. Specific executive salaries may be higher or lower than the 50th percentile, based on performance, experience, skills and responsibilities.

Cash Incentive Compensation. Cash incentive compensation is paid annually, based on the prior year’s performance and contains two elements: a subjective assessment of the executive’s performance in his or her position and an objectively determined bonus based on pre-determined quantitative measures of our company’s overall performance. Each year, we determine a reference bonus (i.e., target bonus) for each executive based on a competitive range, which reflects the executive’s job responsibilities, length of service and competitive market conditions. Base salary and reference bonus together are meant to approximate at or above the 50th to 75th percentile of competitive compensation for executives with similar responsibilities and experience, based on our survey results. For 2006, the corporate financial measures established by our compensation committee were (i) growth in earnings per share as compared to the average earnings per share for the prior two fiscal years and (ii) average return on shareholders’ investment. Certain named executive officers are also measured on the performance of the businesses they supervise. In 2006, the financial measures used for individual businesses were growth in operating income and return on net assets for those businesses. We adjust these measures for certain non-recurring items, restructuring charges, gain or losses on dispositions of operations, results of discontinued operations, effects or changes in or adoption of accounting principles, and write-downs of assets or asset impairment, to reflect the performance of our continuing operations. The actual performance is then measured against a scale of performance that yields a bonus factor of up to four, in the case of earnings per share growth of up to 30%, and up to two, in the case of return on shareholders’ investment of up to 16%. The weighting of the corporate financial measures for 2006 was one-third earnings per share growth and two-thirds return on shareholders’ investment, and yielded a weighted bonus factor of 2.2. For Mr. Rainville, Mr. O’Brien and Mr. Sindoni, this bonus factor was weighted 75% and the subjective assessment weighted 25% to determine their actual bonus. For Mr. Painter and Mr. Healy, corporate financial measures were weighted 50% and 30%, respectively, financial measures of the individual businesses they oversee were weighted 30% and 50%, respectively, and the subjective assessment weighted 20%.

Equity Incentive Compensation

Historically, we primarily used intermittent stock option awards to link long-term incentive compensation to long-term increases in stockholder value. We are currently reviewing the appropriate design and mix of equity incentive awards to meet our compensation objectives. Going forward, we believe that a long-term incentive portfolio (potentially using several long-term incentive vehicles, such as stock options, restricted stock, restricted stock units or other performance-based incentive vehicles) may be most appropriate in aligning the interests of management with stockholders.

Our determination of the type of award, as well as the grant size, will depend upon the management responsibilities of the individual, competitive practices and the objective of the compensation element. We intend to value awards as part of total compensation, together with base salary and bonus, and compare total compensation for our named executive officers to the median compensation for competitive and similarly situated businesses. Virtually all outstanding stock option awards to our named executive officers are fully vested and none of our executive officers received equity incentive awards in 2006. As a consequence, we believe the total compensation of our named executive officers lags behind our peer companies. We intend to grant equity incentive awards in 2007 and expect to adopt an annual incentive grant cycle, where named executive officers will be evaluated and granted an award if their performance warrants it.

Other Elements of Compensation

Retirement and 401(k) Plans. We offer 401(k) plans to our employees based in the United States, including our named executive officers. These plans vary by subsidiary, but in general provide for a company matching contribution based on the amount the employee voluntarily contributes, up to a maximum amount. In addition, our named executive officers are all participants in a defined benefit retirement plan, which is described in “Executive Compensation–Pension Plans.” This plan was closed to new participants at the end of fiscal 2005, as we shift our focus to providing defined contribution benefit plans to employees.

All our named executive officers are employees-at-will and can retire at any time. Executives who retire early (before the normal retirement age of 65 under our retirement plans) will receive reduced benefits. We do not offer extra years of credited service to participants in retirement plans, except under our change in control agreements with our named executive officers, and we do not have a supplemental executive retirement plan.

Health and Welfare Benefits. We offer health and welfare benefits to all salaried employees. These benefits include medical benefits, dental benefits, life insurance, short- and long-term disability plans, accidental death and dismemberment insurance, travel insurance, dependent care and flexible spending accounts and other similar benefits. The cost of these programs is not included in our Summary Compensation Table below for the named executive officers (except as noted) because they are offered to employees generally. We do not provide post-retirement health coverage to our named executive officers.

Change in Control Agreements. We have change in control arrangements that provide severance benefits to our named executive officers if their employment terminates within 24 months of a change in control (known as a “double trigger”). We believe that such agreements help retain key management in times of transition and enable them to focus on the business and the best interests of stockholders without undue concern for the security of their jobs. In 2006, we assessed the effectiveness of our change in control agreements and replaced our existing agreements with new agreements with a five-year term expiring in 2011. In evaluating these new agreements, our compensation committee used tally sheets to consider the total compensation that would be payable to our named executive officers upon a change in control. These agreements are described below under “Executive Compensation—Potential Payment Upon Termination or Change in Control.”

No Employment and Severance Agreements. In general, we do not enter into employment or severance agreements with our named executive officers, and none of our current named executive officers have such agreements other than change in control agreements. In 2005, we entered into an employment agreement with the president of a business we were acquiring, which is described below under “Executive Compensation–Employment Agreement.”

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deduction available to public companies for annual compensation paid to the chief executive officer and other named executive officers in excess of $1 million, unless the compensation qualifies as “performance-based” or is otherwise exempt from Section 162(m). Prior to 2006, none of our named executive officers earned compensation that was significantly in excess of the limitation. In 2006, our measures of corporate financial performance yielded higher bonus payouts than in prior years and our chief executive officer’s annual cash compensation exceeded the $1 million limitation. As a consequence, we have recently reconsidered the potential effect of Section 162(m) on our executive compensation program, and are submitting for approval to the stockholders at this meeting our cash incentive plan in order to satisfy the requirements for “performance-based compensation.” We reserve the right to use our independent judgment to approve nondeductible compensation, while taking into account the financial effects such action may have on our company. From time to time, we re-examine our executive compensation practices and the effect of Section 162(m).

Stock Ownership Guidelines

We do not require our named executive officers to hold a minimum number of our shares in the aggregate, although shares acquired through our employee stock purchase plan by named executive officers must be held at least one year. In 2006, our named executive officers voluntarily held a portion of net shares acquired upon the exercise of stock options and added to their ownership of our shares. For example, our chief executive officer retained approximately all of the net shares acquired through the exercise of stock options in 2006 and directly holds a significant ownership interest in our shares. For this purpose, net shares means the number of shares acquired on exercise of stock options, less the number of shares sold to pay the exercise price, applicable taxes and brokerage commissions. The stock ownership of our named executive officers is reported in “Stock Ownership” above.

COMPENSATION COMMITTEE REPORT

The compensation committee of our board of directors has reviewed and discussed the preceding Compensation Discussion and Analysis with management. Based on such review and discussions, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation committee of the board of directors,

John M. Albertine, Chairman

Thomas C. Leonard

Francis L. McKone

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes compensation information for our chief executive officer (our principal executive officer), our chief financial officer (our principal financial officer), our three other most highly compensated executive officers in fiscal 2006, who are currently employed by the company, and one former executive officer, whose employment ended in October 2006. These executive officers are collectively referred to as the “named executive officers.” We refer to our currently employed named executive officers as our “current named executive officers.”

Summary Compensation Table

Name and Principal Position (a)	Fiscal Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (1) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compen- sation (2) ($) (i)	Total ($) (j)
William A. Rainville	2006	$580,000	$1,352,000	—	$3,424	—	$22,407	$24,739	$1,960,163
Chief Executive Officer

Thomas M. O’Brien	2006	$262,000	$300,000	—	—	—	$31,361	$18,200	$580,200
Executive Vice President and Chief Financial Officer

Edward J. Sindoni	2006	$255,000	$280,000	—	—	—	$56,679	$14,032	$549,032
Executive Vice President and Chief Operating Officer

Jonathan W. Painter	2006	$210,000	$225,000	—	$1,065	—	$16,657	$18,841	$454,906
Executive Vice President

Edwin D. Healy	2006	$230,000	$160,000	—	—	—	$41,585	$14,968	$404,968
Vice President

Rudolf A. Leerentveld (3)	2006	$179,134	$233,000	—	—	—	—	$298,170	$710,304
Former Vice President

(1)	This column represents the dollar amount recognized for financial statement reporting purposes for the fair value of options granted prior to 2006 that vested during 2006.

(2)

This column reports the total amount of all other compensation provided to our current named executive officers, and includes (a) employer costs of a leased car or a car allowance payment, (b) employer contributions under our company’s and subsidiaries’ 401(k) savings or profit sharing plans made on behalf of the named executive officer, and (c) employer payments to cover premiums for life insurance policies for the benefit of the executive officer. These life insurance policies provide coverage of two times base salary up to a maximum of $1 million, and coverage is reduced to 65% of such amount once the employee reaches age 65. Both Mr. Rainville and Mr. Healy are age 65 or over. None of these benefits provided individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for our current named executive officers. For Mr. Leerentveld, this column includes severance pay of $225,000 paid on termination of employment in accordance with the terms of his employment agreement with the company, as described below under “Employment Agreement,” employer contributions of $71,819 under the subsidiary profit-sharing plan in which he was a participant, and employer payments to cover premiums for life insurance policies for his benefit (a maximum of $200,000 in coverage through April 1, 2006 and coverage of two times his salary thereafter).

(3)	Mr. Leerentveld became an employee of our company on May 11, 2005 and ceased to be an employee on October 10, 2006. His compensation has been reported for the period of his employment by our company. Mr. Leerentveld entered into an employment agreement with our company on April 7, 2005 in connection with our acquisition of Kadant Johnson Inc. This agreement is described below under “Employment Agreement.”

Grants of Plan-Based Awards in Fiscal 2006

No individual grants or awards were made during fiscal 2006 to our named executive officers under any of our equity incentive plans.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table provides information on outstanding equity awards held by our named executive officers as of the end of fiscal 2006. This table includes unexercised and unvested option awards. No other stock awards were held by our named executive officers as of the end of fiscal 2006.

Outstanding Equity Awards at 2006 Fiscal Year-End

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
William A. Rainville	100,000	—	—	$14.50	1/2/09
	25,200	2,800	—	$56.40	3/19/09
	300,000	—	—	$16.00	5/16/09
	18,000	2,000	—	$57.25	9/23/09

Thomas M. O’Brien	40,000	—	—	$13.05	12/10/08
	50,000	—	—	$14.50	1/2/09

Edward J. Sindoni	50,000	—	—	$14.50	1/2/09

Jonathan W. Painter	1,027	—	—	$110.80	11/28/07
	2,635	—	—	$8.88	1/10/08
	6,855	—	—	$4.38	1/31/08
	1,809	—	—	$11.62	3/1/08
	706	—	—	$93.33	3/28/08
	2,325	—	—	$8.11	4/11/08
	30,000	—	—	$13.05	12/10/08
	2,714	302	—	$19.88	5/23/09
	1,625	181	—	$20.76	5/23/09
	816	272	—	$8.29	6/10/09

Edwin D. Healy	—	—	—	—	—

Rudolf A. Leerentveld	—	—	—	—	—

(1)	The unexercised shares reported in this table vest in annual installments. All of the unexercised shares reported will vest in 2007 on the anniversary of the date of grant, provided that the executive continues to be employed during the period.

Option Exercises and Stock Vested in Fiscal 2006

The following table provides information on stock options exercised during fiscal 2006 by each of our named executive officers. No other stock awards vested or were exercised during fiscal 2006.

Option Exercises and Stock Vested in Fiscal 2006

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
William A. Rainville	246,614	$2,544,547	—	—

Thomas M. O’Brien	60,000	$654,832	—	—

Edward J. Sindoni	46,667	$516,799	—	—

Jonathan W. Painter	18,000	$146,810	—	—

Edwin D. Healy	13,334	$106,885	—	—

Rudolf A. Leerentveld	33,333	$147,332	—	—

(1)	The amounts shown in this table represent the difference between the option exercise price and the market price on the date of exercise multiplied by the number of option shares exercised, which is the amount that would have been realized if all the shares had been sold immediately upon exercise.

Pension Benefits in Fiscal 2006

The following table provides information on the pension benefits provided to our named executive officers. All our named executive officers, except Mr. Leerentveld, are participants in the Kadant Web Systems Inc. Retirement Plan, a noncontributory defined benefit retirement plan that covers eligible employees of this subsidiary and our corporate headquarters. At the end of fiscal 2005, this plan was closed to new participants.

Under this plan, each eligible employee receives a monthly retirement benefit, beginning at normal retirement age (65), based on a percentage (1.75%) of his average monthly compensation before retirement, multiplied by his years of service (up to a maximum of 30 years). Full credit is given for the first 25 years of service, and half credit is given for years over 25 and less than 30. Benefits are reduced for retirement before normal retirement age. Average monthly compensation is generally defined as average monthly base salary over the five consecutive years of highest compensation in the ten-year period preceding retirement, but the annualized compensation used may not exceed an IRS-prescribed limit applicable to tax-qualified plans ($220,000 in 2006). Benefits under the retirement plan are fully vested after five years of service. The actual benefits that would be received by the participants are subject to reduction for Social Security benefits.

No pension benefits were paid to any of our named executive officers in fiscal 2006. The company does not have a policy for granting extra pension service, except that in the event of a change in control, the company is contractually required to recognize additional age and length of service in calculating the pension benefit payable to named executive officers.

The amounts reported in the table below equal the present value of the accumulated benefit at the end of fiscal 2006 for the named executive officers using the assumptions described in footnote 1.

Pension Benefits in Fiscal 2006

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($)(1) (d)	Payments During Last Fiscal Year ($) (e)
William A. Rainville	Kadant Web Systems Inc. Retirement Plan	30.00	$1,073,799	—

Thomas M. O’Brien	Kadant Web Systems Inc. Retirement Plan	15.92	$360,557	—

Edward J. Sindoni	Kadant Web Systems Inc. Retirement Plan	19.58	$676,553	—

Jonathan W. Painter	Kadant Web Systems Inc. Retirement Plan	6.00	$91,294	—

Edwin D. Healy	Kadant Web Systems Inc. Retirement Plan	9.33	$331,915	—

Rudolf A. Leerentveld	None	—	—	—

(1)	The accumulated benefit is based on service and earnings (base salary and bonus, as described above) through December 30, 2006. The present value has been calculated assuming the benefit is paid as a lump sum, consistent with the assumptions described in note 3 to the financial statements in the Kadant Inc. Annual Report on Form 10-K for the fiscal year ended December 30, 2006. As stated in note 3, the interest assumption is 4.85%.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We have no nonqualified defined contribution or other nonqualified deferred compensation plans for our named executive officers.

Potential Payments Upon Termination or Change in Control

We have no employment agreement or severance agreements with our named executive officers that provide benefits upon termination of employment, except for Mr. Leerentveld, who had an employment agreement that is described below under “Employment Agreement.” We have change in control agreements with each of our named executive officers, except Mr. Leerentveld, that provide severance pay and continuation of certain welfare benefits in the event of a change in control and a subsequent loss of employment within 24 months. A “change in control” is defined in the agreements as:

•	the acquisition by any person of 20% or more of our outstanding common stock or voting securities;

•

the failure of our incumbent directors to constitute a majority of our board of directors, meaning directors who are members of our board of directors on the date of the agreement and members who are subsequently nominated or elected by a majority of the incumbent directors;

•

the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange, or the sale or other disposition of all or substantially all of our assets, unless immediately after such transaction (a) the holders of our common stock immediately prior to the transaction own more than 80% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) no person after the transaction owns 20% or more of the outstanding voting securities of the resulting or acquiring corporation; or

•	approval by our stockholders of a plan to completely liquidate or dissolve our company.

The change in control agreements provide for the immediate vesting of all of the named executive officer’s equity incentive awards upon a change in control.

In addition, the agreements provide benefits in the event the named executive officer’s employment is terminated during the 24-month period following the change in control. If the named executive officer’s employment terminates due to death, disability or voluntarily without “good reason,” the named executive officer receives a lump sum payment equal to (i) his salary through the date of termination, (ii) any bonus earned but not yet paid for the most recently completed fiscal year, and (iii) a pro rata bonus for the year in which his employment terminates based on the higher of the individual’s current reference bonus or bonus for the most recently completed fiscal year (a “pro rata bonus”). If such event occurred on December 30, 2006, our named executive officers would have received the bonus reported in the Summary Compensation Table under column (d). In the event of a termination for “cause,” the named executive officer only receives his salary through the date of termination and any previously paid but deferred bonus. If such event occurred on December 30, 2006, no additional payments would have been received by our named executive officers.

In the event the named executive officer’s employment is terminated, either voluntarily with “good cause” or involuntarily “without cause,” during the 24-month period following a change in control, the change in control agreements provide for severance payments and the continuation of certain welfare benefits. In such event, the named executive officer would receive (i) his salary through the date of termination, (ii) any bonus earned but not yet paid for the most recently completed fiscal year, (iii) a pro rata bonus (calculated as above) and (iv) a lump sum severance payment equal to two times (three times for our chief executive officer) the sum of the highest annual salary and bonus (or current year reference bonus if higher) with the five years prior to the year of termination. The change in control agreements also provide that health, welfare and other fringe benefits applicable immediately prior to the termination would be continued for a period of two years (three years in the case of Mr. Rainville), and would require tax reimbursement payments to mitigate any excise tax imposed on the named executive officer if payments under the agreements are deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code. Each named executive officer also would be entitled to a cash payment to be used toward outplacement services equal to $25,000 for our chief executive officer and $20,000 for each of the other named executive officers.

The following table sets forth the estimated compensation that would have been payable to our named executive officers had a change in control event occurred as of December 30, 2006 and their employment terminated for good reason by the executive or without good cause by the company on that date.

Estimated Payments Upon a Change in Control and Termination of Employment for “Good Reason” or “Without Cause” as of December 30, 2006

Name	Lump Sum Severance Payment	Value of Acceleration of Vesting of Equity Incentives (1)	Value of Annual Pension Plan Benefit (2)	Continuation of Benefits (3)	Outplacement Services	Estimated Parachute Tax Gross-up Payment (4)
William A. Rainville	$5,796,000	0	$90,769	$74,217	$25,000	$2,237,000

Thomas M. O’Brien	$1,124,000	0	$33,035	$36,401	$20,000	$448,000

Edward J. Sindoni	$1,070,000	0	$66,648	$28,065	$20,000	$450,000

Jonathan W. Painter	$883,000	$6,391	$24,881	$37,682	$20,000	—

Edwin D. Healy	$860,000	0	$38,496	$29,937	$20,000	—

(1)	Stock options that vest assuming a change in control event on December 30, 2006 are valued using the closing price of our common stock on December 29, 2006, the last trading day of our fiscal year, minus the exercise price of the option.

(2)	The amount in this column represents the annual benefit the named executive officer would receive under our Kadant Web Systems Inc. retirement plan commencing on January 1, 2007, after giving effect to the hypothetical change in control.

(3)	The amount in this column represents the aggregate amount of the additional compensation reported in the Summary Compensation Table under “All Other Compensation,” other than health and welfare benefits, for the period covered by the hypothetical change in control. This amount includes (a) employer costs of a leased car or a car allowance payment, (b) employer contributions under our company’s and subsidiaries’ 401(k) savings or profit sharing plans made on behalf of the named executive officer, and (c) employer payments to cover premiums for life insurance policies for the benefit of the named executive officer. In addition, the named executive officer would have health and welfare benefits continued for the period covered by the change in control agreement, for which the company paid $9,346 in premiums in 2006 for each named executive officer.

(4)	This estimate is based upon the assumed values in the table and company assumptions for FAS 123R stated in its annual financial statements.

Employment Agreement

In April 2005, the company entered into an employment agreement with Mr. Rudolf A. Leerentveld that outlined the terms of his employment upon the completion of the acquisition of Kadant Johnson Inc. (then known as The Johnson Corporation). The terms of the employment agreement reflected an arms-length negotiation with Mr. Leerentveld and were approved by our board of directors.

Under the terms of the employment agreement, Mr. Leerentveld became an employee of the company upon the completion of the acquisition on May 11, 2005. The term of employment was for a two-year period, expiring on May 11, 2007, unless the employment agreement was terminated before that date in accordance with its terms. Pursuant to the employment agreement, Mr. Leerentveld was named a vice president of the company on June 7, 2005.

Under the employment agreement, Mr. Leerentveld was paid a minimum annual base salary of $225,000 and a minimum annual cash bonus of $300,000. In addition, on becoming an employee, Mr. Leerentveld was granted a non-qualified stock option to purchase 100,000 shares of our common stock at an exercise price equal to $19.07 per share, the closing price of our common stock on the NYSE on his employment date, which would vest in three annual installments.

Mr. Leerentveld’s employment was terminated in accordance with the terms of the employment agreement on October 11, 2006 for no cause, upon six months prior written notice. Mr. Leerentveld was paid a lump sum on his employment termination date equal to one year of salary, or $225,000, and a pro-rated bonus for the fiscal year in which his termination occurred, equal to $233,000.

DIRECTOR COMPENSATION

Our directors who are not employees or members of management are paid the following meeting and retainer fees for serving on our board of directors:

•	An annual retainer of $18,000, payable in monthly installments of $1,500 each.

•

A meeting fee of $1,500 for attending regular meetings of our board of directors in person and $750 for participating in meetings held by telephone in which substantive action is taken or that last more than one hour.

•

A meeting fee of $500 for attending regularly scheduled committee meetings of the board of directors in person and $250 for participating in committee meetings held by telephone in which substantive action is taken or that last more than one hour.

•	An annual retainer for chairmen of the following committees: audit committee—$3,000; compensation committee—$2,000; nominating and corporate governance committee—$1,000.

•	Reimbursement of out-of-pocket expenses incurred in attending or participating in meetings of our board of directors or its committees.

In fiscal 2007, our non-employee directors received 15,000 shares of restricted common stock pursuant to an award made in the first quarter of the fiscal year. The restricted shares vest as follows: installments of 1,250 restricted shares each vest on the last day of each of our fiscal quarters during the 2007 fiscal year and the remaining 10,000 restricted shares vest only in the event that a change-in-control of the company occurs or is approved prior to the end of the first quarter of the 2008 fiscal year. The restricted shares are forfeited if the individual is no longer a member of the board of directors on the vesting dates. The vesting on all of the restricted shares accelerate in the event of a change in control of the company. All awards were made under our stockholder-approved equity incentive plans. Prior to fiscal 2006, our non-employee directors received an annual award of 5,000 shares of restricted common stock, which were non-transferable for three years from the date of grant, except in certain situations such as a change in control, cessation of board service or for payment of applicable taxes.

Our non-employee directors may also be granted stock options periodically under our stockholder-approved equity incentive plans. The size and the terms of any grant are determined by the compensation committee of our board of directors.

The compensation of our non-employee directors is reviewed by the compensation committee of our board of directors using competitive market data from our executive compensation survey group. The compensation committee periodically recommends changes in director compensation, based on the survey results, to our board of directors for review and approval.

Director Compensation for Fiscal 2006

The following table provides compensation information for our non-employee directors in fiscal 2006. Our directors do not receive any non-equity incentive compensation, hold deferred compensation cash balances or receive pension benefits.

2006 Director Compensation

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($) (2) (c)	Option Awards ($) (3) (d)	All Other Compensation ($) (4) (g)	Total ($) (h)
John M. Albertine	$33,750	$119,475	—	—	$153,225

John K. Allen	$31,250	$119,475	—	—	$150,725

Thomas C. Leonard	$29,250	$119,475	—	—	$148,725

Francis L. McKone	$34,750	$119,475	—	—	$154,225

(1)	The amounts reported in this column are for meeting fees, annual retainers and chairman retainers earned in 2006.

(2)	Our directors held the following shares of restricted common stock as of December 30, 2006: Dr. Albertine (14,500), Dr. Allen (15,475), Mr. Leonard (7,500), and Mr. McKone (17,500). In 2006, awards of 2,500 restricted shares were made to each of the non-employee directors on April 1, 2006 and May 25, 2006, and valued for financial reporting purposes at $56,750 and $62,725, respectively.

(3)	Our directors held the following outstanding stock option awards at the end of fiscal 2006: Dr. Albertine (8,334), Dr. Allen (16,677), and Mr. McKone (25,000).

(4)	Our directors do not receive any perquisites or other personal benefits for service on our board of directors.

AUDIT COMMITTEE REPORT

The role of the audit committee is to assist the board of directors in its oversight of our company’s financial reporting process, as stated in the charter of the committee, which is available on the company’s web site at www.kadant.com. The committee provided the following report.

Management is responsible for the preparation, presentation and integrity of our company’s financial statements, its accounting and financial reporting principles, and its internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our company’s independent auditor is responsible for auditing the company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The audit committee is responsible for providing independent, objective oversight of these functions.

In the performance of our oversight function, we have reviewed and discussed the audited financial statements of the company for the fiscal year ended December 30, 2006, with management and our independent auditor, Ernst & Young LLP. We also discussed with Ernst & Young LLP the reasonableness of significant judgments and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. We have received from Ernst & Young LLP the letter and other written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and have discussed with Ernst & Young LLP their independence from the company. We have also considered whether the provision of other non-audit services by Ernst & Young LLP is compatible with maintaining their independence.

Based on our review of the materials and discussions with management and the independent auditor described in this report, we recommended to the board of directors that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 30, 2006, for filing with the SEC.

By the audit committee of the board of directors,

Francis L. McKone (chairman)

John M. Albertine

John K. Allen

Thomas C. Leonard

INDEPENDENT AUDITOR

The audit committee of our board of directors has retained Ernst & Young LLP as our independent auditor for the current fiscal year and the preceding fiscal year ended December 30, 2006. Representatives of Ernst & Young LLP are expected to be present at the 2007 annual meeting of stockholders and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees of Independent Auditor

The following table summarizes the fees of Ernst & Young LLP, our independent auditor, billed to us for each of the last two fiscal years for audit and other services. All such services were approved by our audit committee in accordance with its pre-approval policy and procedures as described below in the section captioned “Pre-approval Policy and Procedures.”

Fee Category	Fiscal 2006	Fiscal 2005
Audit Fees (1)	$1,564,800	$1,577,100
Audit-Related Fees (2)	$0	$200,000
Tax Fees (3)	$1,150,000	$522,000
All Other Fees	$0	$0

Total Fees	$2,714,800	$2,229,100

(1)	Audit fees consist of fees for the audit of our annual financial statements, the review of interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements. These fees also include expanded audit procedures or consultations with the company’s management as to the accounting or disclosure treatment of transactions or events under the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, Financial Accounting Standards Board or other regulatory or standard setting bodies.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements and are not reported under “Audit Fees.” Audit-related services in 2005 included $50,000 associated with SEC filings related to our acquisition of The Johnson Corporation and $150,000 related to financial due diligence for our proposed acquisition of the assets of a Chinese company.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services related to the preparation of original and amended tax returns, claims for refunds and tax payment-planning services. Tax compliance services accounted for $375,000 of the total tax fees paid for 2006 and $107,000 of the total tax fees paid for 2005. Tax advice and tax planning services related primarily to assistance with tax audits and appeals, and international tax planning. Tax advice and tax planning services accounted for $775,000 of the total tax fees paid for 2006 and $415,000 of the total tax fees paid for 2005.

Pre-Approval Policy and Procedures

The audit committee of our board of directors has adopted a policy requiring that all audit and non-audit services to be performed by our company’s independent auditor be approved in advance by the committee. Generally, the services must be approved in advance by the audit committee at a meeting, at which the services to be provided are described, any non-audit service to be performed is confirmed to be a permissible non-audit service and a maximum amount for the service is provided. The monetary limit may not be exceeded without obtaining further pre-approval under this policy.

The audit committee may pre-approve specified types of services that are expected to be provided to our company by its independent auditor during the next 12 months. A condition to such pre-approval is that the service be described in sufficient detail and be subject to a maximum dollar amount. An example of such services would be the quarterly review of the company’s interim financial statements.

The audit committee has delegated to the chairman of the committee the authority to pre-approve any audit or non-audit services to be provided by the independent auditor, provided that the service is described in sufficient detail and is subject to a maximum dollar amount. The approval of such services must be reported to the entire committee at its next regular meeting.

OTHER ACTION

We are not aware at this time of any other matters that will be presented for action at the 2006 annual meeting of stockholders. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of the proxy holders.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in the proxy statement and form of proxy relating to our 2008 annual meeting of stockholders and to be presented at that meeting must be received by us for inclusion in the proxy statement and form of proxy no later than December 22, 2007. In addition, our bylaws contain an advance notice provision that requires stockholders who desire to bring proposals before an annual meeting (which proposals are not to be included in our proxy statement and are submitted outside the processes of Rule 14a-8 of the Exchange Act) to comply with the advance notice provision. The advance notice provision requires that stockholders give timely written notice of their proposal to our corporate secretary. To be timely, notices must be delivered to our corporate secretary at our principal executive office not less than 60 nor more than 90 days before the first anniversary of the prior year’s annual meeting of stockholders. Accordingly, a stockholder who intends to present a proposal at the 2008 annual meeting of stockholders must provide written notice of the proposal to our corporate secretary after February 24, 2008 and before March 26, 2008. Proposals received at any other time will not be voted on at the meeting. Stockholders who wish to nominate director candidates for the stockholders to consider must include in the notice the additional information specified in our bylaws including, among other things, the candidate’s name, biographical data and qualifications. If a stockholder makes a timely notification, the proxies that we solicit for the meeting may still exercise discretionary voting authority on the proposal, consistent with the proxy rules of the SEC.

SOLICITATION STATEMENT

The cost of this solicitation of proxies will be borne by the company. Solicitation will be made primarily by mail, but our regular employees may solicit proxies personally or by telephone, facsimile transmission or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of shares registered in their names, and we will reimburse such parties for their reasonable charges and expenses.

Westford, Massachusetts

April 12, 2007

APPENDIX A

KADANT INC.

CASH INCENTIVE PLAN

(Effective beginning with the 2007 Fiscal Year)

1.	Purposes

The purposes of the Cash Incentive Plan of Kadant Inc. are (i) to enable the Company to attract, retain, motivate and reward employees by providing an opportunity to earn incentive compensation under the Plan related to the performance of the Company and its subsidiaries and (ii) to qualify such compensation paid as performance-based compensation within the meaning of Section 162(m) of the Code, as required for employees subject to Section 162(m) of the Code.

2.	Definitions

Terms used in the Plan, and not otherwise defined, are defined as follows:

“Award” means a contingent award made to a Participant in accordance with the Plan that provides the Participant with the opportunity to earn cash compensation based on the relative level of attainment of Performance Goals established by the Committee for a Performance Period and on such other terms and conditions as the Committee shall determine.

“Board” means the Board of Directors of the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board to administer the Plan, so long as the committee is comprised solely of two or more members of the Board who are “outside directors” within the meaning of Section 162(m).

“Company” means Kadant Inc., a Delaware corporation, or any successor to all or substantially all of the Company’s business.

“Eligible Employee” means each executive officer, officer, or other key employee of the Company or any Subsidiary designated from time to time by the Committee as eligible to participate in the Plan.

“Participant” means any Eligible Employee who receives an Award under the Plan for a specified Performance Period.

“Performance Goals” means any one or a combination of the following: (i) earnings per share, (ii) return on average shareholders’ equity or average assets, (iii) earnings, (iv) earnings or earnings per share growth, (v) earnings before interest, taxes and amortization (EBITA), (vi) earnings before interest, taxes, depreciation and amortization (EBITDA), (vii) operating income, (viii) operating margins, (ix) division income, (x) revenues, (xi) expenses, (xii) stock price, (xiii) market share, (xiv) return on sales, assets, equity, or investment, (xv) achievement of balance sheet or income statement objectives, (xvi) cash provided from operating activities, (xvii) stock price appreciation, (xviii) shareholder return, (xix) strategic initiatives, (xx) cost control, (xxi) net operating profit after tax, (xxii) pre-tax or after-tax income, (xxiiii) cash flow, (xxiv) financial ratios contained in the Company’s debt instruments, and (xxv) any other objective goals established by the Committee, with respect to Awards not required to qualify under Section 162(m).

“Performance Period” for an Award means the fiscal year of the Company, unless another period of time for the measurement of the extent to which the applicable Performance Goals are attained is designated by the Committee at the time the Award is made.

“Plan” means the Kadant Inc. Cash Incentive Plan, as amended from time to time.

“Section 162(m)” means Section 162(m) of the Code.

“Subsidiary” means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body or (ii) any other corporation or other entity in which the Company, directly or indirectly, has at least a majority equity or similar interest.

3.	Administration

The Plan shall be administered by the Committee which shall have full power and authority, in its discretion, but subject to the express provisions of this Plan, to:

•	select Participants from Eligible Employees;

•	establish the terms and conditions of Awards, including the times at which Awards are made, the Performance Period to which an Award relates, and the Performance Goals to which an Award is subject;

•	determine the extent to which cash payments are actually earned pursuant to Awards and the amounts to be paid;

•	prescribe, amend and rescind rules and regulations relating to the Plan; and

•	interpret this Plan and make all determinations necessary or advisable for the administration of the Plan.

The determinations of the Committee pursuant to its authority under the Plan shall be conclusive, final and binding. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

4.	Eligibility

Awards may be granted to any Eligible Employee.

5.	Awards

The Committee shall, in its sole discretion, determine which Eligible Employees shall receive Awards and shall determine the Performance Period relating to each Award. For each Performance Period applicable to an Award, the Committee shall establish one or more Performance Goals, or any combination of Performance Goals, applicable to such Award and the other terms and conditions of the Award. Such Performance Goals and other terms and conditions shall be established by the Committee in its sole discretion as it shall deem appropriate and in the best interests of the Company and shall be established (i) within 90 days after the first day of the Performance Period and (ii) before 25% of the Performance Period has elapsed.

Performance Goals may take the form of absolute goals or goals relative to past performance of the Company or the current or past performance of one or more other companies comparable or similarly situated to the Company or of an index covering multiple companies. To the extent not inconsistent with qualification for an exemption from the deduction limit under Section 162(m), the Committee may specify that the Performance Goals exclude or be adjusted to reflect any one or more of (i) extraordinary items or other unusual or non-recurring items, (ii) discontinued operations, (iii) gains or losses on the dispositions of operations, (iv) effects of changes in accounting principles, (v) the write down of any asset or other impairment, (vi) the effect of foreign currency fluctuations, and (vii) charges for restructuring and rationalization programs. The Committee may establish Performance Goals that are particular to a Participant, or the department, branch, line of business, subsidiary, segment or other unit in which the Participant is employed or for which the Participant has supervisory responsibility and may cover such Performance Period as specified by the Committee.

After the end of the each Performance Period for which the Committee has granted Awards, the Committee shall certify in writing the extent to which the Performance Goals established by the Committee for the Performance Period have been achieved and shall authorize the Company to make Award payments to Participants in accordance with the terms of the Awards. In no event shall the amount paid to a Participant in accordance with the terms of an Award by reason of Performance Goal achievement exceed $5,000,000 in any calendar year. Award payments shall be made to a Participant only upon the achievement of the applicable Performance Goals, except that the Committee may waive the achievement of Performance Goals in the event of death, disability, a change in control of the Company or, for Awards not required to qualify under Section 162(m), such other event as the Committee may deem appropriate.

The Committee may at any time, in its sole discretion, cancel an Award or eliminate or reduce (but not increase) the amount payable pursuant to the terms of an Award without the consent of a Participant.

The Committee shall have the power to impose such other restrictions on Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C), or any successor provision to such section of the Code.

6.	Transferability

Awards shall not be subject to the claims of creditors and may not be assigned, alienated, transferred or encumbered in any way other than by will or the laws of descent and distribution.

7.	Withholding Taxes

The Company may withhold or cause to be withheld from any and all cash payments made under this Plan such amounts as are necessary to satisfy all U.S. federal, state and local withholding tax requirements related to Awards or in accordance with the Company’s payroll practices as from time to time in effect.

8.	Amendment and Termination

The Committee may amend, modify or terminate the Plan in any respect at any time without the consent of Participants, provided that (i) no amendment or termination of the Plan may adversely affect any previously-granted Award without the consent of the affected Participant, except to the extent necessary to comply with Section 409A of the Code, and (ii) no amendment which would require shareholder approval under Section 162(m) may be effected without such shareholder approval.

9.	Effective Date and Term of the Plan

This Plan shall be effective for the 2007 fiscal year of the Company, which begins December 31, 2006; provided however, that the Plan shall be void ab initio unless approved by a vote of the Company’s Shareholders at the annual shareholders’ meeting of the Company following adoption of the Plan by the Board and Committee.

Unless terminated earlier by action of the Board, the Plan shall expire on the date of the annual meeting of the Company’s shareholders held in 2012, unless the Plan is extended and reapproved by a vote of the Company’s shareholders at the annual shareholders’ meeting held in 2012. Expiration of the Plan shall not affect any Awards outstanding on the date of the expiration and such Awards shall continue to be subject to the terms of the Plan, notwithstanding its termination. Upon expiration of the Plan, no further Awards may be granted under the Plan.

10.	Miscellaneous

(a) No Rights to Awards or Employment. This Plan is not an employment contract between the Company and an Eligible Employee or Participant. No Eligible Employee shall have any claim or right to receive Awards under the Plan. Nothing in the Plan shall confer upon any employee of the Company any right to continued employment with the Company or any Subsidiary or interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees at any time, with or without cause, including, without limitation, any individual who is then a Participant in the Plan.

(b) Other Compensation. Nothing in this Plan shall preclude or limit the ability of the Company to pay any compensation to a Participant under any other additional compensation and benefits plans, programs and arrangements, including, without limitation, any employee benefit plan, equity plan, or bonus plan, program or arrangement.

(c) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not included in the Plan. In addition, if any provision of this Plan would cause Awards not to constitute “qualified performance-based compensation” under Section 162(m), that provision shall be severed from, and shall be deemed not to be part of, the Plan, but the other provisions hereof shall remain in full force and effect. Any specific action by the Committee that would violate Section 162(m) and regulations thereunder shall be void.

(d) Governing Law. The Plan and all actions taken under the Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

☐

KADANT INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 24, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William A. Rainville, Edward J. Sindoni and Thomas M. O’Brien, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Kadant Inc., a Delaware corporation (the “Company”), to be held on Thursday, May 24, 2007 at 2:30 p.m. at the Boston Marriott Burlington, One Mall Road, Burlington, Massachusetts, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on April 9, 2007, with all of the powers the undersigned would possess if personally present at such meeting:

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

KADANT INC.

May 24, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

■	10130000000000000000 2	052407

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of one director to the class to be elected for a three-year term expiring in 2010.				2. Approval of the Kadant Inc. cash incentive plan.	☐	☐	☐
☐	FOR THE NOMINEE	NOMINEE: William A. Rainville		3. In their discretion on such other matters as may properly come before the Meeting.

☐	WITHHOLD AUTHORITY FOR THE NOMINEE			The shares represented by this Proxy will be voted “FOR” the proposals set forth above if no instruction to the contrary is indicated or if no instruction is given.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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